                         SCHEDULE DATED OCTOBER 25, 1995
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                              DATED AUGUST 1, 1994
                                     BETWEEN
                                  THE ARBOR FUND
                                       AND
                   CAPITOLINE INVESTMENT SERVICES INCORPORATED


Pursuant to Article 3, the Trust shall pay the Adviser compensation, computed daily at an annual rate of the Portfolio's average daily net assets, as follows:


PORTFOLIO                                               FEE
Prime Obligations Fund                                 .20%